Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-282537, 333-191383, 333-227476, and 333-274228) on Form S-8 and (Nos. 333-274899 and 333-285661) on Form S-3 of our report dated June 18, 2026, with respect to the consolidated financial statements of Grace Therapeutics, Inc. and subsidiary.

Philadelphia, Pennsylvania
June 18, 2026